October 1, 1996




Hyman Beck & Co. Inc.
6 Campus Drive - 2nd Fl.
Parsippany, New Jersey   07054
Attention:   Mr. David Fuller


Dear Mr. Fuller:


      Effective immediately, all assets have been reallocated away from your trading account in the Shearson Hutton Performance Partners, L.P. This effectively terminates your management agreement with the Fund. Please liquidate your positions in an orderly fashion by Tuesday, October 1, 1996.

      If you have any questions, please call me at 212-723-5416.


Very truly yours,


SMITH BARNEY FUTURES MANAGEMENT INC.



Daniel A. Dantuono
Chief Financial Officer & Director


DD/cs